May 30, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012-MTNDG0239 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM
The Dual Directional Trigger PLUS, or “Trigger PLUS,” offer the potential for a positive return at maturity based on the absolute value of the percentage change, within a limited range, in the closing value of the Russell 2000® Index from the pricing date to the valuation date (as measured solely on those two dates).  If the closing value of the Russell 2000® Index increases from the pricing date to the valuation date, the Trigger PLUS offer a positive return at maturity equal to the percentage increase multiplied by a leverage factor, subject to the maximum payment at maturity.  If the closing value of the Russell 2000® Index declines from the pricing date to the valuation date by no more than 20%, the Trigger PLUS offer a positive return at maturity equal to the percentage decline.  However, if the closing value of the Russell 2000® Index declines by more than 20% from the pricing date to the valuation date, you will be negatively exposed to the full amount of the percentage decline of the Russell 2000® Index and will lose 1% of the stated principal amount of your Trigger PLUS for every 1% of decline.  The Trigger PLUS are not principal protected.  The Trigger PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc.

The Trigger PLUS differ from the PLUS described in the accompanying PLUS product supplement in that the Trigger PLUS offer the potential for a positive return at maturity if the closing value of the Russell 2000® Index declines by up to 20% from the pricing date to the valuation date.   The Trigger PLUS are not the Buffered PLUS described in the accompanying PLUS product supplement.  Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the closing value of the Russell 2000® Index declines by more than 20% from the pricing date to the valuation date.

FINAL TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Trigger PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount and could be zero.

Aggregate stated principal amount:	$11,250,000
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Underwriting fee and issue price” below)
Pricing date:	May 30, 2012
Original issue date:	June 4, 2012
Maturity date:	June 4, 2014
Underlying index:	Russell 2000® Index
Payment at maturity per Trigger PLUS:	■ If the final index value is greater than or equal to the initial index value: $10 + leveraged upside payment However, in no event will the payment at maturity exceed the maximum payment at maturity.

■ If the final index value is less than the initial index value but greater than or equal to the trigger value:
$10 + ($10 × absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.

■ If the final index value is less than the trigger value:
$10 × index performance factor
This amount will be less than $8.00 and could be zero. There is no minimum payment at maturity on the Trigger PLUS.
Absolute index return:	The absolute value of the index percent change
Index percent change:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Leveraged upside payment:	$10 × leverage factor × absolute index return
Initial index value:	762.00, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	May 30, 2014, subject to postponement for non-underlying asset business days and certain market disruption events
Leverage factor:	150%
Trigger value:	80% of the initial index value
Maximum payment at maturity:	$14.00 per Trigger PLUS (equal to a maximum total return at maturity of 40%)
CUSIP:	17318Q822
ISIN:	US17318Q8226
Listing:
The Trigger PLUS will not be listed on any securities exchange. Accordingly, the Trigger PLUS may have limited or no liquidity. You should not invest in the Trigger PLUS unless you are willing to hold them until maturity.

Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per Trigger PLUS	$10.000	$0.225	$9.775
Total	$11,250,000.00	$253,125.00	$10,996,875.00
(1) The actual price to public, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per Trigger PLUS. Please see “Syndicate Information” on page PS-7 for further details.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the Trigger PLUS, is acting as principal and will receive an underwriting fee of $0.225 from Citigroup Funding Inc. for each Trigger PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.225 for each Trigger PLUS they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Trigger PLUS declines. You should refer to “Risk Factors” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” on page PS-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this pricing supplement and the accompanying PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

PLUS Product Supplement filed on May 16, 2011: http://www.sec.gov/Archives/edgar/data/831001/000119312511141342/d424b2.htm
Prospectus and Prospectus Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Investment Overview
Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014 (the “Trigger PLUS”) can be used:

■
As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index from the pricing date to the valuation date (as measured solely on those two dates); however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of May 30, 2012, yield an average of 1.67% per year.  If the average dividend yield remained constant for the term of the Trigger PLUS, this would be equivalent to 3.34% (calculated on a simple interest basis) over the approximately 2-year term of the Trigger PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you

■	To obtain an unleveraged positive return for a certain range of negative performance of the underlying index from the pricing date to the valuation date (as measured solely on those two dates)
■	To outperform the underlying index in a moderately bullish or moderately bearish scenario

Maturity:	Approximately 2 years
Leverage factor:	150% (applicable only if the final index value is greater than the initial index value)
Maximum payment at maturity:	$14.00 per Trigger PLUS (equal to a maximum total return at maturity of 40%)
Minimum payment at maturity:	None; you may lose up to all of the stated principal amount of the Trigger PLUS if the final index value is less than the trigger value
Trigger value:	80% of the initial index value
Coupon:	None
Listing:
The Trigger PLUS will not be listed on any securities exchange. Accordingly, the PLUS will have limited or no liquidity. You should not invest in the PLUS unless you are willing to hold them until maturity.

All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc.

Russell 2000® Index Overview

The Russell 2000® Index is published by Russell Investment Group and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000 Index.

Information as of market close on May 30, 2012:

Bloomberg Ticker Symbol:	RTY
Current Value:	762.00
52 Weeks Ago (on 5/31/2011):	848.30
52 Week High (on 7/7/2011):	858.11
52 Week Low (on 10/3/2011):	609.49

May 2012	PS-2

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Key Investment Rationale
This approximately 2-year investment offers the potential for a positive return at maturity based on the absolute value of the percentage change, within a limited range, in the closing value of the Russell 2000® Index from the pricing date to the valuation date (as measured solely on those two dates).  If the closing value of the Russell 2000® Index increases from the pricing date to the valuation date, the Trigger PLUS offer a positive return at maturity equal to the percentage increase multiplied by a leverage factor, subject to the maximum payment at maturity.  If the closing value of the Russell 2000® Index declines from the pricing date to the valuation date by no more than 20%, the Trigger PLUS offer a positive return at maturity equal to the percentage decline.  However, if the closing value of the Russell 2000® Index declines by more than 20% from the pricing date to the valuation date, you will be negatively exposed to the full amount of the percentage decline of the Russell 2000® Index and will lose 1% of the stated principal amount of your Trigger PLUS for every 1% of decline.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of May 30, 2012, the average dividend yield of those stocks was 1.67% per year, which, if the average dividend yield remained constant for the term of the Trigger PLUS, would be equivalent to 3.34% (calculated on a simple interest basis) over the approximately 2-year term of the Trigger PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

Leveraged Performance
The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance from the pricing date to the valuation date.

Absolute Return
The Trigger PLUS enable investors to obtain an unleveraged positive return if the closing value of the underlying index declines from the pricing date to the valuation date, so long as the final index value is greater than or equal to the trigger value.

Payment Scenario 1
The closing value of the underlying index is greater on the valuation date than on the pricing date.  At maturity, the Trigger PLUS are redeemed for the stated principal amount of $10 plus 150% of the absolute index return, subject to a maximum payment at maturity of $14.00 per Trigger PLUS (equal to a maximum total return at maturity of 40%) .  For example, if the final index value is 10% greater than the initial index value, the Trigger PLUS will provide a total return of 15% at maturity.

Payment Scenario 2
The closing value of the underlying index is lower on the valuation date than on the pricing date but is greater than or equal to the trigger value.  At maturity, the Trigger PLUS are redeemed for the stated principal amount of $10 plus 100% of the absolute index return.  In this case, you receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.  For example, if the final index value is 10% less than the initial index value, the Trigger PLUS will provide a total return of 10% at maturity.

Payment Scenario 3
The closing value of the underlying index on the valuation date is less than the trigger value.  At maturity, the Trigger PLUS are redeemed for less than the stated principal amount by an amount that is proportionate to the full amount of the decline in the closing value of the underlying index from the pricing date to the valuation date.  This amount will be less than $8.00 per Trigger PLUS.  For example, if the closing value of the underlying index is 35% lower on the valuation date than on the pricing date, then the Trigger PLUS will be redeemed at maturity for $6.50, or 65% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS.

Summary of Selected Key Risks (see page PS-10)

■	Trigger PLUS do not guarantee return of any principal.

■	No interest payments.

■	The appreciation potential of the Trigger PLUS is limited.

■	Historically, the closing value of the underlying index has been volatile and has been affected by numerous factors.

■
The return on the Trigger PLUS (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

■
The market price of the Trigger PLUS will be influenced by many unpredictable factors, and you may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

May 2012	PS-3

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

■
The Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, and any actual or anticipated change to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

■
Investing in the Trigger PLUS is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

■	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.

■	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

■	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the Trigger PLUS.

■	Hedging and trading activity by our affiliates could potentially affect the value of the Trigger PLUS.

■	The U.S. federal tax consequences of an investment in the Trigger PLUS are unclear.

May 2012	PS-4

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Citigroup Funding Inc. (“Citigroup Funding”), will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. The Trigger PLUS differ from the PLUS described in the accompanying PLUS product supplement in that the Trigger PLUS offer the potential for a positive return at maturity if the closing value of the Russell 2000® Index declines by up to 20% from the pricing date to the valuation date.   The Trigger PLUS are not the Buffered PLUS described in the accompanying PLUS product supplement.  Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the closing value of the Russell 2000® Index declines by more than 20% from the pricing date to the valuation date.

At maturity, an investor will receive for each $10 stated principal amount of Trigger PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. The Trigger PLUS do not guarantee any return of principal at maturity. The Trigger PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May 30, 2012	June 4, 2012	June 4, 2014
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Trigger PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount and could be zero.

Underlying index:	Russell 2000® Index
Aggregate stated principal amount:	$11,250,000
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Syndicate Information” on page PS-7)
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Payment at maturity per Trigger PLUS:	■ If the final index value is greater than or equal to the initial index value: $10 + leveraged upside payment However, in no event will the payment at maturity exceed the maximum payment at maturity.

■ If the final index value is less than the initial index value but greater than or equal to the trigger value:
$10 + ($10 × absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.

■ If the final index value is less than the trigger value:
$10 × index performance factor
This amount will be less than $8.00 and could be zero. There is no minimum payment at maturity on the Trigger PLUS.
Absolute index return:	The absolute value of the index percent change
Leverage factor:	150%
Trigger value:	80% of the initial index value
Index percent change:	(final index value – initial index value) / initial index value
Leveraged upside payment:	$10 × leverage factor × absolute index return
Initial index value:	762.00, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	May 30, 2014, subject to postponement for non-underlying asset business days and certain market disruption events
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$14.00 per Trigger PLUS (equal to a maximum total return at maturity of 40%)
Risk factors:	Please see “Risk Factors” beginning on page PS-10.
Clearing and settlement:	DTC

May 2012	PS-5

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	17318Q822
ISIN:	US17318Q8226
Tax considerations:
In the opinion of our counsel, Davis Polk &Wardwell LLP, which is based on current market conditions, a Trigger PLUS should be treated as a prepaid forward contract for U.S. federal income tax purposes. Each holder, by purchasing a Trigger PLUS, agrees to this treatment. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•       A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.

•       Upon a sale or exchange of the Trigger PLUS, or retirement of the Trigger PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year.

Under current law, Non-U.S. Holders generally should not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or retirement of their Trigger PLUS.  Special rules apply to Non-U.S. Holders whose gain on their Trigger PLUS is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Trigger PLUS should read the section entitled “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of our counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will have hedged our anticipated exposure in connection with the Trigger PLUS by taking positions in swaps, options and/or futures contracts on the underlying index and/or on the stocks that constitute the underlying index, in the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such activity on or prior to the pricing date could have affected the value of the underlying index, and, accordingly, potentially have affected the initial index value and the trigger value, and, therefore, affect the payment at maturity on the Trigger PLUS. We or our affiliates may adjust such hedge during the term of the Trigger PLUS, including on or near the valuation date, and such activity could affect the value of the underlying index and adversely affect the payment at maturity on the Trigger PLUS. For further information on our use of proceeds and

May 2012	PS-6

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.
ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Trigger PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Trigger PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Trigger PLUS or (B) its acquisition and holding of the Trigger PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Trigger PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Trigger PLUS, is acting as principal and will receive an underwriting fee of $0.225, subject to reduction for volume purchase discounts, from Citigroup Funding for each Trigger PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.225, subject to reduction for volume purchase discounts, for each Trigger PLUS they sell.  See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Trigger PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Trigger PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly, without the prior written consent of the client.

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Trigger PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative.

Syndicate Information

The actual price to public, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Trigger PLUS may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Trigger PLUS for Any Single Investor	Price to Public per Trigger PLUS	Underwriting Fee per Trigger PLUS	Selling Concession per Trigger PLUS
<$1,000,000	$10.0000	$0.2250	$0.2250
>= $1,000,000 and <$3,000,000	$9.9625	$0.1875	$0.1875
>=$3,000,000 and <$5,000,000	$9.9438	$0.1688	$0.1688
>=$5,000,000	$9.9250	$0.1500	$0.1500

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Trigger PLUS distributed by such dealers.

We encourage you to also read the accompanying PLUS product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this document, in connection with your investment in the Trigger PLUS.

May 2012	PS-7

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

How Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates).

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of May 30, 2012, the average dividend yield of those stocks was 1.67% per year, which, if the average dividend yield remained constant for the term of the Trigger PLUS, would be equivalent to 3.34% (calculated on a simple interest basis) over the approximately 2-year term of the Trigger PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	150%
Trigger value:	80% of the initial index value
Maximum payment at maturity:	$14.00 per Trigger PLUS (140.00% of the stated principal amount)
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

How it works

■
If the final index value is greater than or equal to the initial index value, investors will receive the $10 stated principal amount plus 150% of the percentage increase in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates), subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 126.67% of the initial index value.

May 2012	PS-8

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

■	For example, if the final index value has increased from the initial index value by 10%, investors will receive a 15% return, or a payment of $11.50 per Trigger PLUS, at maturity.

■	If the final index value has increased from the initial index value by 50%, investors will only receive a 40.00% return at maturity, or the maximum payment at maturity of $14.00 per Trigger PLUS.

■
If the final index value is less than the initial index value but greater than or equal to the trigger value, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.

■	For example, if the final index value has declined from the initial index value by 10%, investors will receive a 10% return, or a payment of $11.00 per Trigger PLUS, at maturity.

■
If the final index value is less than the trigger value, investors will receive at maturity an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing value of the underlying index from the initial index value.  This amount will be less than $8.00 per Trigger PLUS and could be zero.  There is no minimum payment at maturity on the Trigger PLUS.

■
For example, if the final index value is 35% lower than the initial index value, investors will lose 35% of their principal and receive only $6.50 per Trigger PLUS, or 65% of the stated principal amount, at maturity.

May 2012	PS-9

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the Trigger PLUS.

■
Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final index value is less than the trigger value (which is 80% of the initial index value), you will receive for each Trigger PLUS that you hold a payment at maturity that is at least 20% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full amount of the decline in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates). There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire investment.

■
The appreciation potential of the Trigger PLUS is limited. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $14.00 per Trigger PLUS (equal to a maximum total return at maturity of 40%). Although the leverage factor provides 150% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 140% of the stated principal amount for the Trigger PLUS, any increase in the final index value over the initial index value by more than 26.67% of the initial index value will not increase the return on the Trigger PLUS.  Moreover, the return potential of the Trigger PLUS in the event that the closing value of the underlying index declines from the pricing date to the valuation date is limited to a maximum of 20%.  Any decline in the closing value of the underlying index of greater than 20% from the pricing date to the valuation date will result in a loss, rather than a positive return, on the Trigger PLUS.

■
Volatility of the underlying index. Historically, the value of the underlying index has been volatile. From January 3, 2007 to May 30, 2012, the closing value of the underlying index has been as low as 343.26 and as high as 865.29.  If significant volatility results in a final index value that exceeds the initial index value by more than 40%, the maximum payment at maturity will cause the Trigger PLUS to underperform a direct investment in the underlying index.  If significant volatility results in a final index value that is less than the trigger value, you will incur a significant loss on your investment in the Trigger PLUS.

■
Potential for a lower comparable yield. The Trigger PLUS do not pay any periodic interest and do not guarantee the return of any principal at maturity. As a result, if the final index value does not increase sufficiently from the initial index value, taking into account the leverage factor, or the final index value does not decrease sufficiently from the initial index value, or the final index value is less than the trigger value, the effective yield on the Trigger PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

■
The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in any secondary market that may develop and the price at which Citigroup Global Markets may be willing to purchase or sell the Trigger PLUS in any such secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the Trigger PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

■
The Trigger PLUS are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, to pay all amounts due on the Trigger PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Trigger PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Trigger PLUS.

■
Investing in the Trigger PLUS is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  As of May 30,

May 2012	PS-10

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

2012, the stocks that constitute the underlying index averaged a dividend yield of 1.67% per year.  If this average dividend yield were to remain constant for the term of the Trigger PLUS, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 3.34% (calculated on a simple interest basis) by investing in the Trigger PLUS instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the Trigger PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Trigger PLUS.

■
Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the Trigger PLUS in secondary market transactions will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Trigger PLUS, as well as the cost of hedging our obligations under the Trigger PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the Trigger PLUS are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

■
The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the Trigger PLUS.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets has determined the initial index value and the trigger value, and will determine, among other things, the final index value, the absolute index return or index performance factor, as applicable, and the amount of cash you will receive at maturity, if any. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of a successor index or calculation of the final index value in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity

■
Hedging and trading activity by our affiliates could potentially affect the value of the Trigger PLUS. One or more of our affiliates have hedged our obligations under the Trigger PLUS and will carry out hedging activities related to the Trigger PLUS (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, in swaps, futures and/or options contracts on the underlying index as well as in other instruments related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially affected the initial index value and the trigger value. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could affect the value of the underlying index on the valuation date.  Accordingly, these hedging or trading activities could affect the amount of cash, if any, an investor will receive at maturity.

■
The U.S. federal tax consequences of an investment in the Trigger PLUS are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the Trigger PLUS, and we do not plan to request a ruling from

May 2012	PS-11

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

the IRS.  Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Trigger PLUS, the tax consequences of the ownership and disposition of the Trigger PLUS might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Trigger PLUS should review carefully the section of the accompanying PLUS product supplement entitled “Certain United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Trigger PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2012	PS-12

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Information about the Russell 2000® Index

General. Unless otherwise stated, all information on the Russell 2000® Index provided in this pricing supplement is derived from publicly available sources. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee have independently verified such publicly available information.  Such information reflects the policies of, and is subject to change by, Russell Investment Group (“Russell”).  Russell is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Russell 2000® Index at any time. The Russell 2000® Index is published by Russell and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. Since September 2004, eligible initial public offerings (“IPOs”) of stock have also been added to the Russell 2000® Index at the end of each calendar quarter in order to ensure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000 Index.

As of May 30, 2012, the largest five sectors represented by the Russell 2000® Index were Financial Services, Consumer Discretionary, Producer Durables, Technology and Health Care. Real-time dissemination of the value of the Russell 2000® Index by Reuters began in December 1986.

THE RUSSELL 2000® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE TRIGGER PLUS WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the Russell 2000® Index. Companies determined by Russell to be part of the U.S. equity market are eligible for inclusion in the Russell 2000® Index.  If a company incorporates in, has a stated headquarters location in and also trades in the United States, the company is eligible for inclusion in the Russell 2000® Index.  If any of the three criteria do not match, Russell then defines three home country indicators (“HCIs”):  country of incorporation, country of headquarters and country of the most liquid exchange.  After the HCIs are defined, Russell cross-compares the primary location of the company’s assets with the three HCIs.  If the primary location of assets matches any of the HCIs, then the company is assigned to the country of its primary asset location.  If there is not enough information to determine a company’s primary location of assets, Russell uses the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion.  Russell will use an average of two years of assets or revenues data for analysis to reduce potential turnover beginning in 2011.  If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country in which its headquarters are located unless the country is on a list of countries considered by Russell to be “benefit driven incorporation” countries.  In the latter case, the company is assigned to the country of its most liquid stock exchange.  Only companies assigned to the United States through the foregoing analysis are eligible for inclusion in the Russell 2000® Index.  Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are excluded. American Depository Receipts, royalty trusts, limited liability companies, OTC companies, bulletin board companies, pink sheets, closed-end investment companies and limited partnerships are also ineligible for inclusion.  If multiple share classes of common stock exist, they are combined.  In cases where the common stock share classes act independently of each other, each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May each year to be eligible for inclusion in the Russell 2000® Index. If an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible for inclusion if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00.  If a stock falls below $1.00 intra-year, it will not be removed, but will be evaluated at the next reconstitution.  In order to be included in the Russell 2000® Index’s annual reconstitution, a stock must be listed on the last trading day in May and Russell must have access to documentation verifying the company’s eligibility for inclusion. IPOs will be considered for inclusion quarterly.

The primary criteria used to determine the initial list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. Based on closing prices on the last trading day of May each year, Russell determines whether a company is large enough to be included in the Russell indices. Generally, as of the last Friday of June of each year, the Russell 2000® Index is adjusted to reflect the reconstitution market value for that year.

The following types of shares are considered available for the purposes of total shares outstanding determinations:

o	Common stock;

o	Non-restricted exchangeable shares (shares which may be exchanged any time, at the holder’s option, on a one-for-one basis for common stock; and

o	Partnership units/membership interests which represent an economic interest in a limited liability company or limited partnership.

A security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.”  The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is

May 2012	PS-13

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

not part of the investable opportunity set.  Stocks are weighted in the Russell 2000® Index by their available (also called float-adjusted) market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available capitalization.  Adjustments are based on information recorded in SEC corporate filings or other reliable sources:

o	ESOP or LESOP shares—corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

o	Corporate cross-owned shares—when shares of a company in one of the Russell indices are held by another company also in one of the Russell indices. All shares in this class will be adjusted;

o
Large private and corporate shares—shares held by another listed company or private individuals, if the amount of shares so held is greater than 10% of outstanding shares but does not preclude institutional holdings by investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms;

o	Unlisted share classes—classes of common stock that are not traded on a U.S. exchange;

o	IPO lock-ups—shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the relevant Russell index; and

o	Government holdings:

o	Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

o	Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

o	Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

Once the market capitalization for each security is determined using total shares and price (as described above), each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes the stock of companies 1001 through 3000 (based on descending total market capitalization) of the Russell 3000E™ Index.

Russell will make certain maintenance adjustments to the Russell 2000® Index based on corporate actions of included securities. A full description of all corporate action driven changes, including timing, to the Russell indices can be found on Russell’s website.

License Agreement. Russell and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with certain financial products, including the Trigger PLUS.

The license agreement between Russell and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Trigger PLUS are not sponsored, endorsed, sold or promoted by Russell Investment Group (“Russell”). Russell makes no representation or warranty, express or implied, to the holders of the Trigger PLUS or any member of the public regarding the advisability of investing in securities generally or in the Trigger PLUS particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of Russell and of the Russell 2000® Index, which is determined, composed and calculated by Russell without regard to Citigroup Funding, its affiliates or the Trigger PLUS. Russell has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Trigger PLUS into consideration in determining, composing or calculating the Russell 2000® Index. Russell is not responsible for and has not reviewed the Trigger PLUS nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness or otherwise. Russell is not responsible for and has not participated in the determination of the timing of prices at, or quantities of the Trigger PLUS to be issued or in the determination or calculation of the equation by which the Trigger PLUS are to be converted into cash. Russell has no obligation or liability in connection with the administration, marketing or trading of the Trigger PLUS.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR

May 2012	PS-14

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE TRIGGER PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND CITIGROUP FUNDING.”

Historical Information

The following table sets forth the published high, low and end-of-quarter closing values of the underlying index for each quarter in the period from January 3, 2007 through May 30, 2012. The closing value of the underlying index on May 30, 2012 was 762.00. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  Historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

Russell 2000® Index	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter (May 30, 2012)	840.63	747.21	762.00

May 2012	PS-15

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS Based on the Russell 2000® Index due June 4, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Validity of the Trigger PLUS

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the Trigger PLUS offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Trigger PLUS and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Trigger PLUS.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Trigger PLUS nor the issuance and delivery of the Trigger PLUS and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the Trigger PLUS and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the Trigger PLUS offered by this pricing supplement and duly authorized the issuance and sale of such Trigger PLUS and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the Trigger PLUS offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Douglas C. Turnbull, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Additional Considerations

If no closing value of the underlying index is available on the valuation date, the calculation agent may determine the final index value in accordance with the procedures set forth in the PLUS product supplement. In addition, if the underlying index is discontinued, the calculation agent may determine the final index value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. You should refer to the section “Description of the Notes—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Trigger PLUS, the Trigger PLUS will bear interest, payable upon demand of the beneficial owners of the Trigger PLUS in accordance with the terms of the Trigger PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 3.05% per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2012	PS-16

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying PLUS product supplement, prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this pricing supplement.

_________________

TABLE OF CONTENTS

Page

Pricing Supplement

Citigroup Funding Inc.

1,125,000 Dual Directional Trigger PLUS
Based  on the Russell 2000® Index

Due June 4, 2014
$10 Stated Principal Amount per Trigger PLUS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
May 30, 2012

(Including PLUS Product Supplement Dated May 16,
2011, Prospectus Supplement Dated May 12, 2011
and Prospectus Dated May 12, 2011)

Summary Terms	PS-1
Investment Overview	PS-2
Russell 2000® Index Overview	PS-2
Key Investment Rationale	PS-3
Summary of Selected Key Risks	PS-3
Fact Sheet	PS-5
Syndicate Information	PS-7
How Trigger PLUS Work	PS-8
Risk Factors	PS-10
Information about the Russell 2000® Index	PS-13
Historical Information	PS-15
Validity of the Trigger PLUS	PS-16
Additional Considerations	PS-16
PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31
Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28